SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)

YM BIOSCIENCES, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

984238105

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 984238105	Page 2 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 694,824 (See Item 4)
	6	SHARED VOTING POWER
	7	SOLE DISPOSITIVE POWER 694,824 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 694,824 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .60%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 984238105	Page 3 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 694,824
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 694,824
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 694,824 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .60%
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 984238105	Page 4 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Investments, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 694,824
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 694,824
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 694,824 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .60%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 984238105	Page 5 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 694,824
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 694,824
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 694,824 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .60%
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 984238105	Page 6 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 694,824
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 694,824
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 694,824 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .60%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 984238105	Page 7 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 694,824
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 694,824
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 694,824 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .60%
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 984238105	Page 8 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Institutional Fund II, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 694,824
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 694,824
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 694,824 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .60%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 984238105	Page 9 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Global Japan Unit Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 694,824
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 694,824
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 694,824 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .60%
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 984238105	Page 10 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Leveraged Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 142,276
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 142,276
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 142,276 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .12%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 984238105	Page 11 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Leveraged Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 142,276
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 142,276
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 142,276 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .12%
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 984238105	Page 12 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Leveraged Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 142,276
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 142,276
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 142,276 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .12%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 984238105	Page 13 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Master Fund Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 299,710
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 299,710
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 299,710 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .26%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 984238105	Page 14 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 299,710
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 299,710
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 299,710 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .26%
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 984238105	Page 15 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 299,710
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 299,710
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 299,710 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .26%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 984238105	Page 16 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) AFT Leveraged Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 453,110
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 453,110
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 453,110 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .39%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 984238105	Page 17 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Fundamental Trading Leveraged Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 453,110
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 453,110
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 453,110 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .39%
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 984238105	Page 18 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balamat Cayman Fund Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 367,056
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 367,056
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 367,056 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .31%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 984238105	Page 19 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Dedicated Investor Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 995,424
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 995,424
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 995,424 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.85%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 984238105	Page 20 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Dedicated Investor Onshore Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 995,424
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 995,424
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 995,424 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.85%
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 984238105	Page 21 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Dedicated Investor Offshore Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 995,424
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 995,424
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 995,424 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.85%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 984238105	Page 22 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Lyxor/Balyasny Atlas Enhanced Fund Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 93,700
	6	SHARED VOTING POWER None (See Item 4)
	7	SOLE DISPOSITIVE POWER 93,700
	8	SHARED DISPOSITIVE POWER None (See Item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 93,700 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .08%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 984238105	Page 23 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Balyasny Asset Management L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,046,100 (See Item 4)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 3,046,100 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,046,100 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.61%
12	TYPE OF REPORTING PERSON* IA

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP No. 984238105	Page 24 of 47 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Dmitry Balyasny
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,046,100 (See Item 4)
	6	SHARED VOTING POWER None
	7	SOLE DISPOSITIVE POWER 3,046,100 (See Item 4)
	8	SHARED DISPOSITIVE POWER None
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,046,100 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐ Not Applicable
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.61%
12	TYPE OF REPORTING PERSON* IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT.

Item 1	(a)	Name of Issuer:

YM Biosciences, Inc. (the “Company”)

	(b)	Address of Issuer’s Principal Executive Offices:

5045 Orbitor Drive
Building 11 Suite 400
Mississauga, ON L4W 4Y4
Canada

Item 2	(a) – (c)	This statement is filed on behalf of the following:

(1) Atlas Master Fund, Ltd. is a Cayman corporation (“AMF”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies.

(2) Atlas Global, LLC is a Delaware limited liability company (“AG”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AG owns 11.32% of the equity interests in AMF.

(3) Atlas Global Investments, Ltd. is a Cayman corporation (“AGI”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies. AGI owns 43.82 % of the equity interests in AMF.

(4) Atlas Institutional Fund, LLC is a Delaware limited liability company (“AIF LLC”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AIF LLC owns 5.02% of the equity interests in AMF.

(5) Atlas Institutional Fund, Ltd. is a Cayman corporation (“AIF LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies. AIF, LTD owns 32.08% of the equity interests in AMF.

(6) Atlas Institutional Fund II, LLC is a Delaware limited liability company (“AIF2 LLC”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AIF2 LLC owns 3.26% of the equity interests in AMF.

(7) Atlas Institutional Fund II, Ltd. is a Cayman corporation (“AIF2 LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies. AIF2, LTD owns .43% of the equity interests in AMF.

Page 25 of 47 Pages

(8) Atlas Global Japan Unit Trust is a Cayman exempted unit trust (“AGJ”), with its principal business office at c/o CIBC Bank and Trust Company (Cayman) Limited, CIBC Financial Centre, 11 Dr. Roy’s Drive-3rd Floor, P.O. Box 694, Grand Cayman, Cayman Islands, British West Indies. AGJ owns 3.82% of the equity interests in AMF.

(9) Atlas Leveraged Master Fund, Ltd. is a Cayman corporation (“ALF MASTER”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies.

(10) Atlas Leveraged Fund, L.P. is a Delaware limited partnership (“ALF LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. ALF LP owns 43.98% of the equity interests in ALF MASTER.

(11) Atlas Leveraged Fund, Ltd. is a Cayman corporation (“ALF LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies. ALF LTD owns 55.98% of the equity interests in ALF MASTER.

(12) Atlas Fundamental Trading Master Fund Ltd. is a Cayman corporation (“AFT MASTER”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies.

(13) Atlas Fundamental Trading Fund, L.P., is a Delaware limited partnership (“AFT LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AFT LP owns 11.60% of the equity interests in AFT MASTER.

(14) Atlas Fundamental Trading Fund Ltd. is a Cayman corporation (“AFT LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies. AFT LTD owns 88.28% of the equity interests in AFT MASTER.

(15) AFT Leveraged Master Fund Ltd. is a Cayman corporation (“AFTL MASTER”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies.

(16) Atlas Fundamental Trading Leveraged Fund, L.P. is a Delaware limited partnership (“AFTL LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. AFTL LP owns the equity interests in AFTL MASTER.

Page 26 of 47 Pages

(17) Balamat Cayman Fund Limited is a Cayman corporation (“BCF”), with its principal business office at c/o City Hedge Fund Services (Cayman), Ltd., P.O. Box 10293, 27 Hospital Road, 5th Floor, George Town, Grand Cayman, Cayman , British West Indies.

(18) Balyasny Dedicated Investor Master Fund, Ltd. is a Cayman corporation (“BDI MASTER”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies.

(19) Balyasny Dedicated Investor Onshore Fund, L.P. is a Delaware limited partnership (“BDI LP”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. BDI LP owns 36.48% of the equity interests in BDI MASTER.

(20) Balyasny Dedicated Investor Offshore Fund, Ltd. is a Cayman corporation (“BDI LTD”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman, British West Indies. BDI LTD owns 63.48% of the equity interests in BDI MASTER.

(21) Lyxor/Balyasny Atlas Enhanced Fund Limited is a Jersey limited corporation (“LYXOR”), with its registered office at 18 Esplanade, St. Helier, Jersey JE4 8RT, Channel Islands.

(22) Balyasny Asset Management L.P. is a Delaware limited partnership (“BAM”), with its principal business office at 181 West Madison, Suite 3600, Chicago, IL 60602. BAM is the investment manager to each of AMF, AG, AGI, AIF LLC, AIF LTD, AIF2 LLC, AIF2 LTD, AGJ, ALF MASTER, ALF LP, ALF LTD, AFT MASTER, AFT LP, AFT LTD, AFTL MASTER, AFTL LP, BCF, BDI MASTER, BDI LP, BDI LTD and LYXOR.

(23) Dmitry Balyasny, a United States citizen whose business address is 181 West Madison, Suite 3600, Chicago, IL 60602. Dmitry Balyasny is the sole managing member of the general partner of BAM.

(d) Title of Class of Securities:

Common Stock

(e) CUSIP Number: 984238105

Item 3	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Page 27 of 47 Pages

Item 4	Ownership:

AMF

	(a)	Amount Beneficially Owned:

694,824

	(b)	Percent of Class:

.60%

	(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

694,824

(ii) Shared power to vote or to direct vote:

None

(iii) Sole power to dispose or direct disposition of:

694,824

(iv) Shared power to dispose or to direct disposition of:

None

AG

	(a)	Amount Beneficially Owned:

By virtue of its ownership of 11.32% of the equity interest in AMF, AG may be deemed to beneficially own the 694,824 Shares of the Company’s Common Stock beneficially owned by AMF.

694,824

	(b)	Percent of Class:

.60%

Page 28 of 47 Pages

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

694,824

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

694,824

	(iv)	Shared power to dispose or to direct disposition of:

None
AGI

(a)	Amount Beneficially Owned:

By virtue of its ownership of 43.82% of the equity interest in AMF, AGI may be deemed to beneficially own the 694,824 Shares of the Company’s Common Stock beneficially owned by AMF.

694,824

(b)	Percent of Class:

.60%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

694,824

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

694,824

Page 29 of 47 Pages

(iv) Shared power to dispose or to direct disposition of:

None

AIF, LLC

(a)	Amount Beneficially Owned:

By virtue of its ownership of 5.02% of the equity interest in AMF, AIF LLC may be deemed to beneficially own the 694,824 Shares of the Company’s Common Stock beneficially owned by AMF.

694,824

(b)	Percent of Class:

.60%

(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

694,824

(ii) Shared power to vote or to direct vote:

None

(iii) Sole power to dispose or direct disposition of:

694,824

(iv) Shared power to dispose or to direct disposition of:

None

AIF LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 32.08% of the equity interest in AMF, AIF LTD may be deemed to beneficially own the 694,824 Shares of the Company’s Common Stock beneficially owned by AMF.

694,824

Page 30 of 47 Pages

(b)	Percent of Class:

.60%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

694,824

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

694,824

	(iv)	Shared power to dispose or to direct disposition of:

None

AIF2 LLC

(a)	Amount Beneficially Owned:

By virtue of its ownership of 3.26% of the equity interest in AMF, AIF2 LLC may be deemed to beneficially own the 694,824 Shares of the Company’s Common Stock beneficially owned by AMF.

694,824

(b)	Percent of Class:

.60%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

694,824

	(ii)	Shared power to vote or to direct vote:

None

Page 31 of 47 Pages

	(iii)	Sole power to dispose or direct disposition of:

694,824

	(iv)	Shared power to dispose or to direct disposition of:

None

AIF2 LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of .43% of the equity interest in AMF, AIF2 LTD may be deemed to beneficially own the 694,824 Shares of the Company’s Common Stock beneficially owned by AMF.

694,824

(b)	Percent of Class:

.60%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

694,824

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

694,824

	(iv)	Shared power to dispose or to direct disposition of:

None

Page 32 of 47 Pages

AGJ

(a)	Amount Beneficially Owned:

By virtue of its ownership of 3.82% of the equity interest in AMF, AGJ may be deemed to beneficially own the 694,824 Shares of the Company’s Common Stock beneficially owned by AMF.

694,824

(b)	Percent of Class:

.60%

(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

694,824

(ii) Shared power to vote or to direct vote:

None

(iii) Sole power to dispose or direct disposition of:

694,824

(iv) Shared power to dispose or to direct disposition of:

None

ALF MASTER

(a)	Amount Beneficially Owned:

142,276

(b)	Percent of Class:

.12%

(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

142,276

Page 33 of 47 Pages

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

142,276

	(iv)	Shared power to dispose or to direct disposition of:

None

ALF LP

(a)	Amount Beneficially Owned:

By virtue of its ownership of 43.98% of the equity interest in ALF MASTER, ALF LP may be deemed to beneficially own the 142,276 Shares of the Company’s Common Stock beneficially owned by ALF MASTER.

142,276

(b)	Percent of Class:

.12%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

142,276

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

142,276

	(iv)	Shared power to dispose or to direct disposition of:

None

Page 34 of 47 Pages

ALF LTD.

(a)	Amount Beneficially Owned:

By virtue of its ownership of 55.98% of the equity interest in ALF MASTER, ALF LP may be deemed to beneficially own the 142,276 Shares of the Company’s Common Stock beneficially owned by ALF MASTER.

142,276

(b)	Percent of Class:

.12%

(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

142,276

(ii) Shared power to vote or to direct vote:

None

(iii) Sole power to dispose or direct disposition of:

142,276

(iv) Shared power to dispose or to direct disposition of:

None

AFT MASTER

(a)	Amount Beneficially Owned:

299,710

(b)	Percent of Class:

0.26%

Page 35 of 47 Pages

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

299,710

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

299,710

	(iv)	Shared power to dispose or to direct disposition of:

None

AFT LP

(a)	Amount Beneficially Owned:

By virtue of its ownership of 11.60% of the equity interest in AFT MASTER, AFT LP may be deemed to beneficially own the 299,710 Shares of the Company’s Common Stock beneficially owned by AFT MASTER.

299,710

(b)	Percent of Class:

0.26%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

299,710

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

299,710

Page 36 of 47 Pages

(iv) Shared power to dispose or to direct disposition of:

AFT LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 88.28% of the equity interest in AFT MASTER, AFT LTD may be deemed to beneficially own the 299,710 Shares of the Company’s Common Stock beneficially owned by AFT MASTER.

299,710

(b)	Percent of Class:

0.26%

(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

299,710

(ii) Shared power to vote or to direct vote:

None

(iii) Sole power to dispose or direct disposition of:

299,710

(iv) Shared power to dispose or to direct disposition of:

None

AFTL MASTER

(a)	Amount Beneficially Owned:

453,110

Page 37 of 47 Pages

(b)	Percent of Class:

.39%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

453,110

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

453,110

	(iv)	Shared power to dispose or to direct disposition of:

None

AFTL LP

(a)	Amount Beneficially Owned:

By virtue of its ownership of the equity interest in AFTL MASTER, AFTL LP may be deemed to beneficially own the 453,110 Shares of the Company’s Common Stock beneficially owned by AFT MASTER.

453,110

(b)	Percent of Class:

.39%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

453,110

	(ii)	Shared power to vote or to direct vote:

None

Page 38 of 47 Pages

(iii) Sole power to dispose or direct disposition of:

453,110

(iv) Shared power to dispose or to direct disposition of:

None

BCF

(a)	Amount Beneficially Owned:

367,056

(b)	Percent of Class:

.31%

(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

367,056

(ii) Shared power to vote or to direct vote:

None

(iii) Sole power to dispose or direct disposition of:

367,056

(iv) Shared power to dispose or to direct disposition of:

None

BDI MASTER

(a)	Amount Beneficially Owned:

995,424

(b)	Percent of Class:

0.85%

Page 39 of 47 Pages

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

995,424

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

995,424

	(iv)	Shared power to dispose or to direct disposition of:

None

BDI LP

(a)	Amount Beneficially Owned:

995,424

By virtue of its ownership of 36.48% of the equity interest in BDI MASTER, BDI LP may be deemed to beneficially own the 995,424 Shares of the Company’s Common Stock beneficially owned by BDI MASTER.

(b)	Percent of Class:

0.85%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

995,424

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

995,424

Page 40 of 47 Pages

(iv) Shared power to dispose or to direct disposition of:

None

BDI LTD

(a)	Amount Beneficially Owned:

By virtue of its ownership of 63.48% of the equity interest in BDI MASTER, BDI LTD may be deemed to beneficially own the 995,424 Shares of the Company’s Common Stock beneficially owned by BDI MASTER.

995,424

(b)	Percent of Class:

0.85%

(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

995,424

(ii) Shared power to vote or to direct vote:

None

(iii) Sole power to dispose or direct disposition of:

995,424

(iv) Shared power to dispose or to direct disposition of:

None

LYXOR

(a)	Amount Beneficially Owned:

93,700

Page 41 of 47 Pages

(b)	Percent of Class:

.08%

(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

93,700

(ii) Shared power to vote or to direct vote:

None

(iii) Sole power to dispose or direct disposition of:

93,700

(iv) Shared power to dispose or to direct disposition of:

None

BAM

(a)	Amount Beneficially Owned:

By virtue of its position as investment manager to each of AMF, AG, AGI, AIF LLC, AIF LTD, AIF2 LLC, AIF2 LTD, AGJ, ALF MASTER, ALF LP, ALF LTD, AFT MASTER, AFT LP, AFT LTD, AFTL MASTER, AFTL LP, BCF, BDI MASTER, BDI LP, BDI LTD and LYXOR., BAM may be deemed to beneficially own the 3,046,100 Shares of the Company’s Common Stock beneficially owned by AMF, AG, AGI, AIF LLC, AIF LTD, AIF2 LLC, AIF2 LTD, AGJ, ALF MASTER, ALF LP, ALF LTD, AFT MASTER, AFT LP, AFT LTD, AFTL MASTER, AFTL LP, BCF, BDI MASTER, BDI LP, BDI LTD and LYXOR.

3,046,100

(b)	Percent of Class:

2.61%

(c)	Number of Shares as to which person has:

(i) Sole power to vote or to direct vote:

3,046,100

Page 42 of 47 Pages

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

3,046,100

	(iv)	Shared power to dispose or to direct disposition of:

None

Dmitry Balyasny

(a)	Amount Beneficially Owned:

By virtue of his position as the sole managing member of the general partner of BAM, Mr. Balyasny may be deemed to beneficially own the 3,046,100 Shares of the Company’s Common Stock beneficially owned by BAM.

3,046,100

(b)	Percent of Class:

2.61%

(c)	Number of Shares as to which person has:

	(i)	Sole power to vote or to direct vote:

3,046,100

	(ii)	Shared power to vote or to direct vote:

None

	(iii)	Sole power to dispose or direct disposition of:

3,046,100

Page 43 of 47 Pages

(iv) Shared power to dispose or to direct disposition of:

None

Item 5	Ownership of Five Percent or Less of a Class:

Applicable

Item 6	Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8	Identification and Classification of Members of the Group:

Not Applicable

Item 9	Notice of Dissolution of Group:

Not Applicable

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 44 of 47 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 9, 2012.

ATLAS MASTER FUND, LTD.		ATLAS GLOBAL, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS GLOBAL INVESTMENTS, LTD.		ATLAS INSTITUTIONAL FUND, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS INSTITUTIONAL FUND, LTD.		ATLAS INSTITUTIONAL FUND II, LLC

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS INSTITUTIONAL FUND II, LTD.		ATLAS GLOBAL JAPAN UNIT TRUST

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Representative

Page 45 of 47 Pages

ATLAS LEVERAGED MASTER FUND, LTD.		ATLAS LEVERAGED FUND, L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS LEVERAGED FUND, LTD.		ATLAS FUNDAMENTAL TRADING MASTER FUND LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

ATLAS FUNDAMENTAL TRADING FUND, L.P.		ATLAS FUNDAMENTAL TRADING FUND, LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

AFT LEVERAGED MASTER FUND, LTD.		ATLAS FUNDAMENTAL TRADING LEVERAGED FUND, L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

BALAMAT CAYMAN FUND LIMITED		BALYASNY DEDICATED INVESTOR MASTER FUND, LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Representative		Authorized Signatory

Page 46 of 47 Pages

BALYASNY DEDICATED INVESTOR ONSHORE FUND, L.P.		BALYASNY DEDICATED INVESTOR OFFSHORE FUND, LTD.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Signatory		Authorized Signatory

LYXOR/BALYASNY ATLAS ENHANCED FUND LIMITED		BALYASNY ASSET MANAGEMENT L.P.

By:	/s/ Scott Schroeder	By:	/s/ Scott Schroeder
	Scott Schroeder		Scott Schroeder
	Authorized Representative		Authorized Signatory

DMITRY BALYASNY

By:	/s/ Scott Schroeder
Scott Schroeder
Authorized Representative

Page 47 of 47 Pages